Ally Financial Demand Notes: Pricing Supplement

Pricing Supplement Dated: 02/22/2021	Rule 424 (b) (3)
(To Prospectus Dated December 11, 2020)	File No. 333-251292

Ally Financial Inc.
Demand Notes – Floating Rate

Effective Dates	Principal Amount	Rate	Yield

02/22/2021 through 2/28/2021	Under $15,000	0.05%	0.05%
	$15,000 through $50,000.99	0.20%	0.20%
	$50,001 and above	0.30%	0.30%